UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 24, 2008

O’REILLY AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Missouri	000-21318	44-0618012
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 South Patterson

Springfield, Missouri 65802

(Address of principal executive offices, Zip code)

(417) 862-6708

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

O’Reilly Automotive, Inc. (the “Company”), entered into interest rate swap transactions on July 24, 2008, with each of (i) Branch Banking and Trust Company (the “BBT Swap”), (ii) Bank of America, N.A. (the “BA Swap”) and (iii) SunTrust Bank (the “SunTrust Swap”). The Company entered into the interest rate swap transactions to mitigate the risk associated with the Company’s floating interest rate based on LIBOR on an aggregate of $250 million of the Company’s debt that is outstanding under its Credit Agreement, dated as of July 11, 2008, with Bank of America, N.A., as administrative agent, and the other parties thereto (the “Credit Facility”). Each interest rate swap has an effective date of August 1, 2008 and maturity dates of (i) August 1, 2010 for the BBT Swap, (ii) August 1, 2011 for the BA Swap and (iii) August 1, 2011 for the SunTrust Swap. The Company is required to make certain monthly fixed rate payments calculated on notional amounts of (i) $100 million for the BBT Swap, (ii) $75 million for the BA Swap and (iii) $75 million for the SunTrust Swap, while the applicable counterparty is obligated to make certain monthly floating rate payments to the Company referencing the same notional amount. The interest rate swap transactions effectively fix the annual interest rate payable on these notional amounts of the Company’s debt which may exist under the Credit Facility to (i) 3.425% for the BBT Swap, (ii) 3.83% for the BA Swap and (iii) 3.83% for the SunTrust Swap, plus an applicable margin under the terms of the Credit Facility. Notwithstanding the terms of the interest rate swap transaction, the Company is ultimately obligated for all amounts due and payable under the Credit Facility. The Company may enter into additional swap transactions in the future from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Thomas McFall
Name:	Thomas McFall
Title:	Chief Financial Officer

Date: July 29, 2008

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